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NEITHER THIS DEBENTURE NOR THE SHARES OF COMMON STOCK UNDERLYING THIS DEBENTURE
(COLLECTIVELY THE "SECURITIES") HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS OR (ii) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY OR OTHER COUNSEL TO THE HOLDER OF SUCH DEBENTURE, WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.


                             CONSTELLATION 3D, INC.
                         (Incorporated under the laws of
                              the State of Florida)

No. D-1
$4,000,000                                                Dated: March 24, 2000


                     10% Subordinated Convertible Debenture

   FOR VALUE RECEIVED, CONSTELLATION 3D, INC., a Florida corporation (the "Company"), promises to pay to SANDS BROTHERS VENTURE CAPITAL ASSOCIATES LLC or registered assigns (the "Holder"), the principal amount of Four Million ($4,000,000) Dollars (the "Principal Amount") in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, with interest (computed on the basis of a 360 day year of twelve 30 day months) on the unpaid balance of such principal amount at the rate of 10% per annum from the date hereof. Interest hereunder shall be payable in semi-annual installments on September 24 , 2000 and March 24, 2001 with all outstanding principal and interest due on September 24, 2001 (the "Maturity Date") unless this Debenture is converted before such date as provided herein.

   1. The Debentures. This Debenture is one of a series of convertible debentures designated as 10% Subordinated Convertible Debentures in the aggregate principal amount of up to $4.0 million (individually, a "Debenture", and together, the "Debentures"). This Debenture has been issued by the Company pursuant to the terms and subject to the conditions of, and is entitled to the benefits of a Securities Purchase Agreement of even date herewith (the "Securities Purchase Agreement") between the Company and the Holder. Reference is made to the Securities Purchase Agreement for certain agreements of the parties applicable to this Debenture.

   The Holder of this Debenture may, at its option and either in person or by duly authorized attorney, surrender the same at the office of the Company and, without expense to the Holder (other than transfer taxes, if any, arising in connection with a transfer hereof), receive in exchange therefor a Debenture or Debentures, for the same aggregate unpaid principal amount as the Debenture or Debentures so surrendered for exchange and each payable to such person or persons as may be designated by such Holder. Every Debenture so made and delivered in exchange for this Debenture shall in all other respects be in the same form and have the same terms as this Debenture.

   2. Senior; Subordination. The indebtedness evidenced by this Debenture and the payment of the principal thereof will rank pari passu with all indebtedness of the Company, now outstanding or hereinafter incurred, including, without limitation, the 8% Series B Convertible Note due October 31, 2000 in principal amount of $500,000 and the 8% Series C Convertible Note due October 31, 2000 in principal amount of $1,600,000 and will rank junior to all Senior Indebtedness (as hereinafter defined), for which this Debenture shall be subordinated and junior in right of payment to. "Senior Indebtedness" means all loans, advances, reimbursement obligations regarding letters of credit, liabilities, guarantees now existing on or arising from time to time thereafter of any such indebtedness, whether for principal, premium or interest or otherwise of the Company, but only to, any bank or commercial financing institution.

   3. Conversion of Debenture.

           3.1 The Holder shall have the right, at its option, at any time after the date of this Debenture, up to and including the Maturity Date to convert 100% of the principal amount of this Debenture at the time outstanding, or any portion thereof, together with accrued but unpaid interest thereon, subject to the terms and provisions of this Section 3, into the number of shares of common stock, par value $.001 per share (the "Common Stock"), of the Company obtained by dividing (i) the then outstanding principal amount of the Debenture plus any accrued interest by
      (ii) $ 17.65, or, in case an adjustment of such price has taken place pursuant to the provisions of Section 3.4 hereof, then at the price as last adjusted (the "Conversion Price"); upon surrender of the Debenture to the Company at any time during normal business hours, together with written notice (the "Conversion Notice") that the holder elects to convert such Debenture, in whole or in part, into such Common Stock in accordance with the provisions of this Section 3, and specifying the name or names in which the shares of Common Stock issuable upon such conversion shall be registered, together with the addresses of the persons so named, and, if so required by the Company, accompanied by a written instrument or instruments of transfer in form satisfactory to the Company duly executed by the registered holder or its attorney duly authorized in writing.

           3.2 As promptly as practicable after the surrender, as herein provided, of any Debenture for conversion and the receipt of the Conversion Notice relating thereto, the Company shall deliver to the Holder, or upon the written order of the Holder of the Debenture so surrendered, a certificate or certificates representing the number of fully-paid and non-assessable shares of Common Stock of the Company into which such Debenture shall be converted in accordance with the provisions of this Section 3. Subject to the following provisions of this Section 3.2, such conversion shall be deemed to have been made at the close of business on the date that such Debenture shall have been surrendered for conversion together with the Conversion Notice, so that the rights of the Holder as a holder of the Debenture shall cease at such time and the person or persons entitled to receive the shares of Common Stock upon conversion of such Debenture shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time and such conversion shall be at the Conversion Price in effect at such time; provided, however, that no such surrender on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the person or persons entitled to receive the shares of Common Stock upon such conversion as the record holder or holders of such shares of Common Stock on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books of the Company are open and such conversion shall be at the Conversion Price in effect at the close of business on such next succeeding day.

           If the last day for the exercise of the conversion right shall not be a business day, then such conversion right may be exercised on the next succeeding business day.

           3.3 Upon full conversion, all principal and accrued interest due under this Debenture shall be discharged and the Company released from all obligations thereunder.

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
           3.4 The Conversion Price in effect from time to time shall be proportionately decreased in the event that the Company shall at any time
      (i) make a subdivision of shares of Common Stock outstanding or (ii) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock. The Conversion Price in effect from time to time shall be proportionately increased in the event that the Company shall at any time combine the shares of its Common Stock outstanding. An adjustment made pursuant to this Section 3.4 shall, in the case of a subdivision or combination, become effective retroactively immediately after the effective date thereof and shall, in the case of a dividend or distribution, become effective retroactively immediately after the record date for the determination of stockholders entitled thereto.

           3.5 Whenever the Conversion Price is adjusted pursuant to Section 3.4 hereof, the Company shall promptly cause a notice stating that such adjustment has been effected and the adjusted Conversion Price to be given to such holder of Debentures at its address appearing on the Debenture registry books. Any calculation required to be made under this Section 3 shall be made to the nearest cent or the nearest one-hundredth of a share, as the case may be.

           3.6 No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any Debenture. If the conversion of any Debenture results in a fraction, an amount equal to such fraction multiplied by the Closing Price (as hereinafter defined) shall be paid to the persons who would otherwise be entitled to receive such fractional interests in cash by the Company.

           3.7 In case of any reclassification or change of outstanding shares of Common Stock issuable upon conversion of the Debentures (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another corporation (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of outstanding shares of Common Stock, other than a change in number of the shares issuable upon conversion of the Debentures) or in case of any sale or conveyance to another entity of all or substantially all of the assets of the Company, the holder of each Debenture then outstanding shall have the right thereafter to convert such Debenture into the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock of the Company into which such Debenture might have been converted immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. The above provisions of this Section 3.7 shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

           3.8 The Company covenants that it will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon conversion of the Debentures as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Debentures. The Company covenants that all shares of Common Stock which shall be so issuable shall be duly and validly issued, fully-paid and non-assessable.

           3.9 Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Debentures, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully-paid and non-assessable shares of such Common Stock at such adjusted Conversion Price.

           3.10 The issuance of certificates for shares of Common Stock upon the conversion of Debentures shall be made without charge to the converting Holders for any tax in respect of the issuance of such

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
      certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the holders of the Debentures converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the Debenture converted, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

         3.11 Upon conversion of this Debenture, but subject to Section 6 hereof, the registered holder may be required to execute and deliver to the Company an instrument, in form reasonably satisfactory to the Company, representing that the shares of the Common Stock issuable upon conversion hereof are being acquired for investment and not with a view to distribution within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

   4. No Prepayment; Demand of Repayment. This Debenture may not be prepaid by the Company prior to the Maturity Date unless the Holder is provided with prior written notice of same and consents to such prepayment in writing. Notwithstanding the foregoing, in the event that at any time prior to the Maturity Date, (i) the Company receives no less than $25 million in gross financings, from any source, whether through the sale of debt and/or equity securities, or (ii) there occurs any consolidation or merger of the Company with or into another corporation or entity in which the Company is not the surviving or resulting company, or in case of any sale or conveyance to another company or entity of all or substantially all of the assets of the Company (a "Change of Control"), the Holder shall have the right, but not the obligation, to demand immediate payment of all or any portion of the principal and interest outstanding on this Debenture on such date.

   5. Restrictions Upon Transferability. Neither this Debenture nor the shares of Common Stock issuable upon conversion of this Debenture have been registered under the Securities Act and may not be sold or transferred in whole or in part unless the Holder shall have first given notice to the Company describing such sale or transfer and furnished to the Company (a) a certification that such proposed transferee is an "accredited investor" as such term is defined under Regulation D promulgated under the Securities Act, and (b) an agreement by such transferee to be bound by the terms of this Debenture; provided, however, that the foregoing shall not apply if there is in effect a registration statement with respect to this Debenture at the time of the proposed sale or transfer.

  6.  Events of Default and Remedies.

         6.1  An "Event of Default" shall occur if:

         (a) There shall occur a Change of Control; or

         (b) The Company defaults in the payment of a Debenture, when and as the same shall become due and payable whether at maturity thereof, or by acceleration or otherwise and such default shall continue for a period of 5 days; or

         (c) The Company breaches any of the representations or warranties set forth in the Agreements or fails to comply with any of the covenants, conditions or agreements contained therein, and such breach or failure to comply, as the case may be, shall continue for a period of 15 days; or

         (d) The Company fails to comply with any of the covenants, conditions or agreements set forth in the Debentures and such failure to comply shall continue for a period of 15 days; or

         (e) The Company shall file or consent by answer or otherwise to the entry of an order for relief or approving a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or shall make an assignment for the benefit of its creditors, or shall consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of this property, or shall be adjudicated a bankrupt or insolvent, or shall take corporate action for the purpose of any of the foregoing, or if a court or governmental authority of competent jurisdiction shall enter an order appointing a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolu tion, winding up or liquidation of the Company, or if any such petition shall be filed against the Company and such petition shall not be dismissed within 60 days; or

         (f) A final judgment for the payment of money shall be rendered by a court of competent jurisdiction against the Company or any of its subsidiaries and the Company or such subsidiary, as the case may be, shall not discharge the same, or procure a stay of execution thereof within 30 days from the date of entry thereof and within such 30 day period or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal, and such judgment, together with all other judgments against the Company and its subsidiaries, shall exceed in the aggregate $250,000 in excess of any insurance as to the subject matter of such judgments, as to which coverage has not been declined or the underlying claim rejected by the applicable insurer; or

         (g) The liquidation or dissolution of the Company or any of its subsidiaries or any vote in favor thereof by the board of directors and shareholders of the Company or such subsidiary, provided that any subsidiary may be dissolved to the extent its assets are transferred to, and its liabilities are assumed by, the Company or another subsidiary of the Company; or

         (h) An attachment or garnishment is levied against the assets of the Company or any of its subsidiaries involving an amount in excess of $250,000 and the lien created by such levy is not vacated, bonded or stayed within 10 days after such lien has attached to such assets; or

         (i) The Company or any of its subsidiaries defaults in the payment (regardless of amount) when due of the principal of, interest on, or any other liability on account of, any indebtedness of the Company or any of its subsidiaries (other than the Debentures) or a default occurs in the performance or observance by the Company or any of its subsidiaries of any covenant or condition (other than for the payment of money) contained in any note (other than this Debenture) or agreement evidencing or pertaining to any such indebtedness, which causes the maturity of such indebtedness to be accelerated or permits the Holder or Holders of such indebtedness to declare the same to be due prior to the stated maturity thereof.

          6.2 In case an Event of Default or bankruptcy, insolvency or reorganization shall occur and be continuing, the holders of at least a majority in aggregate principal amount of Debentures then outstanding, or their duly authorized agent, by notice in writing to the Company may declare all unpaid principal and accrued interest on all of the Debentures then outstanding, due and payable without any other act on the part of the holders of the Debentures. Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal or interest on the Debentures) may be waived by the holders of a majority in aggregate principal amount of the Debentures then outstanding or their duly authorized agent.

         6.3 Should the indebtedness represented by this Debenture or any part thereof be collected in any proceeding, or this Debenture be placed in the hands of attorneys for collection after default, the Company agrees to pay as an additional obligation under this Debenture, in addition to the principal due and payable hereon, all reasonable costs of collecting this Debenture, including reasonable attorneys' fees.

   7. Covenants. The Company covenants and agrees that for so long as any portion of the indebtedness evidenced by this Debenture, whether principal, accrued and unpaid interest or any other amount at any time due hereunder, remains unpaid:

          7.1. The Company will not, and will not permit any of its subsidiaries to, without the consent of the majority of the Holders:

                  (a) Purchase or otherwise redeem any Common Stock or other equity securities of the Company or any of its subsidiaries, or declare or pay any dividends in cash or other assets on any of its Common Stock or other equity securities.

                  (b) (i) Amend the certificate or articles of incorporation or by-laws of the Company or any of its subsidiaries in any manner which would impair or reduce the rights of the Holders of the Debentures; (ii) effect a merger or consolidation in which neither the Company nor any of its subsidiaries is the surviving entity or (iii) liquidate, wind up its affairs or dissolve.

          7.2. The Company will, and will cause its subsidiaries to:

                  (a) Pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it, upon its income and profits or upon any of its assets, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof, provided, however, that neither the Company nor any such subsidiary will be required to pay and discharge any such tax, assessment, charge, levy or claim so long as (i) the validity, applicability and/or the amount thereof shall be contested in good faith by appropriate proceedings, (ii) the Company or such subsidiary, as the case may be, shall have set aside on its books adequate reserves in accordance with GAAP with respect to any such tax, assessment, charge, levy or claim so contested, and (iii) enforcement of any lien on any assets of the Company or such subsidiary associated with any such taxes, assessments, charges, levies or claims shall have been effectively stayed or fully bonded pending the final determination of any such proceedings.

                  (b) Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and to comply in all material respects with all laws, regulations and orders of each governmental authority having jurisdiction over the Company and/or its subsidiaries.

                  (c) At all times maintain true and complete records and books of account in which all of the financial transactions of the Company and its subsidiaries are duly recorded in conformance with GAAP.

                  (d) Take all action which may be necessary or expedient (including, without limitation, reserving sufficient shares of Common Stock for the issuance upon conversion of this Debenture) to assure that, upon conversion of any of the Debentures, all shares of Common Stock issuable upon such conversion will be duly and validly issued, fully paid, non-assessable and not subject to the preemptive rights of any shareholder.

                  (e) Comply in all material respects with (i) the applicable laws and regulations wherever its business is conducted, (ii) the provisions of its charter documents and by-laws, (iii) all agreements and instruments by which it or any of its properties may be bound and (iv) all applicable decrees, orders and judgements.

   8. Amendments. This Debenture may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Company and holders of at least a majority in aggregate principal amount of the Debentures at the time outstanding, or their duly authorized agent; provided, however, that consent by all of the Holders shall be required to modify the terms of this Debenture affecting the payment of principal of, or interest on, the Holder's Debenture.

   9. No Waiver. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise hereof or the exercise of any other right, power or privilege hereunder. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

   10. Loss, Theft, Destruction or Mutilation of Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and of indemnity or security reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Debenture, if mutilated, the Company will make and deliver a new Debenture of like tenor and of the same series, in lieu of this Debenture. Any Debenture made and delivered in accordance with the provisions of this Section shall be dated as of the date hereof.

   11. Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered, or express mail, postage prepaid, and shall be deemed given when so delivered personally telegraphed or, if mailed, five days after the date of deposit in the United States, as follows (i) if to the Company, to CONSTELLATION 3D, INC., 230 Park Avenue, Suite 453, New York, NY 10169 Attn:
President and (ii) if to the holder of this Debenture, at such addresses as set forth in the Subscription Agreement of the holder of this Debenture.

   12. Corporate Obligation. It is expressly understood that this Debenture is solely a corporate obligation of the Company, and that any and all personal liability, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every promoter, subscriber, incorporator, shareholder, officer, or director, as such, are hereby expressly waived and released by the holder hereof by the acceptance of this Debenture and as a part of the consideration for the issue hereof.

   13. Governing Law. This Debenture shall be governed by a construed in accordance with the laws of the State of New York, without giving effect to conflict of law principles. The Company (l) agrees that any legal suit, action or proceeding arising out of or relating to this Debenture shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (2) waives any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company's address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding. THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS PLACEMENT AGENCY AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

   14. Successors and Assigns. All the covenants, stipulations, promises and agreements in this Debenture contained by or on behalf of the Company shall bind its successors and assigns, whether or not so expressed.

   15. Enforceability. If any provision of this Debenture shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provisions of this Debenture, and this Debenture shall be construed as if any invalid, illegal or unenforceable provisions had not been contained herein; provided however, that default in the performance or observance by the Company of any provision of this Debenture which has been held to be invalid, illegal or unenforceable shall, notwithstanding such invalidity, illegality or unenforceability, constitute an Event of Default hereunder, if such default would have constituted an Event of Default without regard to such invalidity, illegality or unenforceability.

   IN WITNESS WHEREOF, the Company has caused this Debenture to be signed in its corporate name by a duly authorized officer and to be dated as of the date first above written.


                                            CONSTELLATION 3D, INC.




                                            By /s/ Eugene Levich
                                               -------------------------------
                                                Authorized Officer








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